                                                       Exhibit 99(b)

                                                                             TRW

NEWS                                                COMPANY STAFF COMMUNICATIONS
-------------------------------------------------------------------------------


          February 9, 1996



          THE FOLLOWING WAS RELEASED TO THE PRESS TODAY:

          TRW ANNOUNCES STOCK BUYBACK

          TRW Inc. announced today that its board of directors has approved a program to purchase 10 to 15 percent of its outstanding common stock over the next 18 months. The stock purchase of approximately $550 million to $850 million, based on current market prices, reflects management's confidence in the company's future.

          This purchase will use the proceeds of the sale of the information services portion of the company's Information Systems & Services business. An agreement to sell this business was announced today.

          "The purchase will result in increased shareholder value and an improved capital structure," said Joseph T. Gorman, chairman and chief executive officer. "The purchase complements our exploration of other strategic actions, including acquisitions in our two remaining core businesses -- automotive and space and defense."

          Shares will be purchased in the open market or in privately negotiated transactions.

                                      # # #